Filed Pursuant to
Rule 424(b)(3)
Registration No. 333-149032
PROSPECTUS SUPPLEMENT NO. 1 DATED APRIL 9, 2008
TO
PROSPECTUS DATED MARCH 6, 2008
FX REAL ESTATE AND ENTERTAINMENT INC.
9,871,674 Shares of Common Stock
     This Prospectus Supplement No. 1 (the “Prospectus Supplement”) supplements our prospectus dated March 6, 2008 (the “Prospectus”), relating to our rights offering pursuant to which we have distributed to our stockholders transferable subscription rights to purchase one share of our common stock for every two shares of common stock owned as of March 6, 2008, the record date for the offering, at a cash subscription price of $10.00 per share.
     Extension of Rights Offering Expiration Date
     On April 9, 2008, we extended the expiration date for the rights offering by one week to 5:00 p.m., New York City time, on April 18, 2008. Consequently, subscription rights that are not exercised by this expiration date will expire and will have no value.
     This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus. This Prospectus Supplement is qualified by reference to the Prospectus except to the extent that information herein contained supersedes the information contained in the Prospectus.
     Investing in our common stock involves risks. Please read carefully the section entitled “Risk Factors” beginning on page 15 of the Prospectus.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this Prospectus Supplement. Any representation to the contrary is a criminal offense.
The date of this Prospectus Supplement is April 9, 2008.